Scottish Re Group Limited Issues Earnings Warning
Company Release - 07/31/2006 05:00

HAMILTON, Bermuda, July 31 /PRNewswire-FirstCall/ -- Scottish Re Group Limited (NYSE: SCT) announced today that, based on preliminary estimates available at this time, it expects to report a net operating loss available to ordinary shareholders of approximately $130 million for the second quarter ended June 30, 2006.

The Company said the loss for the quarter is principally related to a valuation allowance on deferred tax assets of approximately $112 million combined with the following factors:

     -- Reduction in estimated premium accruals
     -- Increased retrocession costs
     -- Write-down of deferred acquisition costs due to higher than expected lapse rates on certain fixed annuity treaties
     -- Severance and retirement costs and other non-recurring operating expenses.

The Company expects earnings for its third and fourth fiscal quarters to be lower than the Company's previously announced guidance. The reduction in earnings guidance is due to lower than expected new business volumes, higher than anticipated retrocession costs and income tax expense due to the inability to recognize future deferred tax benefits.

On July 28, 2006, the Board of Directors suspended the ordinary share dividend.

The Company also announced that it had engaged Goldman Sachs and Bear Stearns to assist with evaluating strategic alternatives and potential sources of capital.

Scottish Re will release earnings for the second quarter ended June 30, 2006 on Thursday, August 3, 2006 after 4:00 PM New York time. You are invited to attend an earnings conference call with the Company's management on Friday, August 4, 2006.

     Date:           Friday, August 4, 2006
     Time:           8:30 AM EST
     Webcast:        http://www.scottishre.com/conferencecall
     Dial In:        (877) 502-2902 or (706) 679-5950
     Conference ID:  2906522

A replay of the call will be available beginning at 12:30 PM on Friday, August 4, 2006 and running through Friday, August 18, 2006. The dial-in number for the replay is (800) 642-1687 or (706) 645-9291 and the conference ID is 2906522.

An on-demand replay of the call will be available on the web at http://www.scottishre.com.

About Scottish Re

Scottish Re Group Limited is a global life reinsurance specialist. Scottish Re has operating companies in Bermuda, Charlotte, North Carolina, Dublin, Ireland, Grand Cayman, and Windsor, England. Additional information about Scottish Re Group Limited can be obtained from its web site, http://www.scottishre.com.

     Contacts

     Brunswick Group
     Steven Lipin/Sarah Lubman
     (212) 333-3810

SOURCE Scottish Re Group Limited

Contact: Steven Lipin, or Sarah Lubman, both of the Brunswick Group, +1-212-333-3810